UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

Helix BioPharma Corp.
(Name of Issuer)
Common Shares, no par value
(Title of Class of Securities)
422910109
(CUSIP Number)
Veronika Kandziora
ACM Alpha Consulting Management AG
Sihleggstrasse 23
CH – 8832 Wollerau, Switzerland
+41 76 208 2084
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
January 30, 2012
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS ACM Alpha Consulting Management AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK, WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Switzerland

	7	SOLE VOTING POWER

NUMBER OF		580,620

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		580,620

WITH	10	SHARED DISPOSITIVE POWER

		580,620

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS ACM Alpha Consulting Management Est.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK, WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Liechtenstein

	7	SOLE VOTING POWER

NUMBER OF		1,004,100

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,004,100

WITH	10	SHARED DISPOSITIVE POWER

		1,067,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Zbigniew Lobacz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		12,480,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,480,000

WITH	10	SHARED DISPOSITIVE POWER

		12,480,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Veronika Kandziora

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK, WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		580,260

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Andreas Kandziora

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7	SOLE VOTING POWER

NUMBER OF		63,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		63,000

WITH	10	SHARED DISPOSITIVE POWER

		1,067,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Sylwester Cacek

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		7,060,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,060,000

WITH	10	SHARED DISPOSITIVE POWER

		7,060,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Slawomir Majewski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		1,836,400

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,836,400

WITH	10	SHARED DISPOSITIVE POWER

		1,836,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Andrzej Bernady

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		582,950

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		582,950

WITH	10	SHARED DISPOSITIVE POWER

		582,950

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Marek Zielinski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		2,817,800

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,817,800

WITH	10	SHARED DISPOSITIVE POWER

		2,817,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Jan Bankiel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		741,575

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		741,575

WITH	10	SHARED DISPOSITIVE POWER

		741,575

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Henryk Bankiel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		692,075

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		692,075

WITH	10	SHARED DISPOSITIVE POWER

		692,075

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Piotr Grzegorzewski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		1,368,700

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,368,700

WITH	10	SHARED DISPOSITIVE POWER

		1,368,700

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Daniel Laske

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		639,100

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		639,100

WITH	10	SHARED DISPOSITIVE POWER

		639,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Elzbieta Sobiech

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		958,800

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		958,800

WITH	10	SHARED DISPOSITIVE POWER

		958,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Wojciech Hajduk

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		5,665,556

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,665,556

WITH	10	SHARED DISPOSITIVE POWER

		5,665,556

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Izabela Flejsierowicz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		3,748,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,748,000

WITH	10	SHARED DISPOSITIVE POWER

		3,748,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Marek Orlowski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Switzerland

	7	SOLE VOTING POWER

NUMBER OF		710,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		710,000

WITH	10	SHARED DISPOSITIVE POWER

		710,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1. Security and Issuer
This Amendment No. 6 (“Amendment No. 6”) amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2011 (the “Original Schedule 13D”), as amended by Amendment No. 1 thereto filed with the SEC on October 12, 2011 (“Amendment No. 1”), further amended by Amendment No. 2 thereto filed with the SEC on October 19, 2011 (“Amendment No. 2”), further amended by Amendment No. 3 thereto filed with the SEC on October 20, 2011 (“Amendment No. 3”), further amended by Amendment No. 4 thereto filed with the SEC on November 10, 2011 (“Amendment No. 4) and further amended by Amendment No. 5 thereto filed with the SEC on January 17, 2012 (“Amendment No. 5” and, together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the “Schedule 13D”), by ACM Alpha Consulting Management AG, ACM Alpha Consulting Management Est., Mr. Zbigniew Lobacz, Ms. Veronika Kandziora, Mr. Andreas Kandziora, Sylwester Cacek, Slawomir Majewski, Andrzej Bernady, Marek Zielinski, Jan Bankiel, Henryk Bankiel, Piotr Grzegorzewski, Daniel Laske, Elzbieta Sobiech, Wojciech Hajduk, Izabela Flejsierowicz and Marek Orlowski (collectively, the “Reporting Persons”), relating to the common shares, no par value (the “Common Shares”), of Helix BioPharma Corp. (the “Company”). Except as set forth herein, this Amendment No. 6 does not modify any of the information previously reported by the Original Reporting Persons in the Schedule 13D.
Item 4. Purpose of Transaction
Zbigniew Lobacz, ACM Alpha Consulting Management AG (“ACM AG”), ACM Alpha Consulting Management Est. and Andreas Kandziora (together, the “Concerned Shareholders”) filed a Dissident Proxy Circular (the “Proxy Circular”) dated January 13, 2012 with the Ontario Securities Commission in connection with the Company’s Annual General Meeting held on January 30, 2012 (the “ACM”). The Proxy Circular related to, among other things, the solicitation of proxies to fix the number of directors of the Company at five (5) and to elect William B. White, Robert Verhagen, Mario Gobbo, Marek Orlowski and Sebastion Szachowicz to serve as directors on the Company’s board of directors (collectively, the “Dissident Board Nominees”).
The Company held its the AGM on January 30, 2012, as scheduled. At the AGM, deposited proxies represented 85% of the outstanding Common Shares of which 77% of the votes were properly submitted in support of the Dissident Board Nominees. Mr. Jack Kay, the Chairman of the AGM, refused to conduct a vote on the election of directors and purported to terminate the AGM over objections of the shareholders represented at the AGM. The Chairman of the AGM concluded, among other things, that there needs to be a new solicitation process and subsequent shareholder vote with respect to the election of directors at a new meeting of shareholders as soon as possible and the new meeting should not be delayed unnecessarily and ought to be called within three months. The Concerned Shareholders intend to vigorously challenge the Chairman’s decision. In response to the Chairman’s actions, the Concerned Shareholders have issued a press release which is attached hereto as Exhibit A and incorporated by reference herein.
ITEM 7. Materials to be Filed as Exhibits

Exhibit	Description

A	Press Release, dated January 30, 2012 (filed herewith).

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
Dated: February 2, 2012

ACM ALPHA CONSULTING MANAGEMENT AG
By:	/s/ Veronika Kandziora
	Name:	Veronika Kandziora
	Title:	President and Chief Executive Officer

ACM ALPHA CONSULTING MANAGEMENT EST.
By:	/s/ Andreas Kandziora
	Name:	Andreas Kandziora
	Title:	President and Managing Director

/s/ Zbigniew Lobacz ZBIGNIEW LOBACZ

/s/ Veronika Kandziora VERONIKA KANDZIORA

/s/ Andreas Kandziora ANDREAS KANDZIORA

/s/ Sylwester Cacek SYLWESTER CACEK

/s/ Slawomir Majewski SLAWOMIR MAJEWSKI

/s/ Andrzej Bernady ANDRZEJ BERNADY

/s/ Marek Zielinski MAREK ZIELINSKI

/s/ Jan Bankiel JAN BANKIEL

/s/ Henryk Bankiel HENRYK BANKIEL

/s/ Piotr Grzegorzewski PIOTR GRZEGORZEWSKI

/s/ Daniel Laske DANIEL LASKE

/s/ Elzbieta Sobiech ELZBIETA SOBIECH

/s/ Wojciech Hajduk WOJCIECH HAJDUK

/s/ Izabela Flejsierowicz IZABELA FLEJSIEROWICZ

/s/ Marek Orlowski MAREK ORLOWSKI